Exhibit 99.1

Home Federal Bank Expands into Minden, Louisiana
SHREVEPORT, La—Home Federal Bank (“HFB”), the wholly-owned subsidiary of Home Federal Bancorp, Inc. of Louisiana (NASDAQ: HFBL), today announced that a team of five experienced and highly skilled professionals has been hired to open a loan production office in Minden, Louisiana, which will quickly be converted to a full-service banking center.  Additionally, Home Federal Bank has appointed a new Advisory Board member to represent its Webster Parish interests.
Our new Minden team has over 100 combined years of banking experience in the Webster Parish market. “These individuals join us with a high level of experience and proven track record for successfully developing banking relationships in the Minden market. I am confident that we have chosen the best team to execute HFB’s expansion plans into my hometown,” said Jim Barlow, Chairman, President and CEO of Home Federal Bank.
Patony Morrow, Senior Vice President of Commercial Lending and Market Manager for Webster Parish, most recently worked as a commercial lender for a regional bank in Minden.  He joins HFB with 25 years of Commercial Lending experience and a total of 37 years of banking experience within Webster Parish.
Lindsay McClaran, Vice President of Mortgage Lending, most recently was employed as a Mortgage Lender for a regional bank in Minden and has established a solid mortgage banking background over the past nine years.
Shirlene Frasier, Vice President and Branch Manager, began her career in banking in 1982 and joins HFB from a regional bank with a vast knowledge of customer service, management support, and retail operations.
Rounding out our team are Shannon Garrett, a Commercial Loan Processor, who brings over 20 years of banking experience, along with Samantha Kramer, Mortgage Loan Processor, who began her career in banking in 2018.
Mike Toland will serve as an Advisory Board Member of Home Federal Bank representing the Webster Parish market.  Born and reared in Minden, Mr. Toland spent the first 15 years of his career with a regional retailer prior to his current position as President of the Fleming Group, where he has worked for the last 25 years. Mike is very active in the community serving as a Sunday School Director at his church, past Chairman for United Way, a member of the Greater Minden Chamber of Commerce, and as a Minden City Councilman.
Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its seven full-service banking offices and one commercial lending office in northwest Louisiana. In June 2021, HFB announced breaking ground on a new eighth branch location in West Shreveport. HFB is a full-service community bank committed to providing an unparalleled level of personal service while helping customers meet all their financial needs. Additional information is available at www.hfb.bank.
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Released by: Lynzie Smith, Marketing Officer/ Home Federal / 318.841.5394